Exhibit 3

To:	David D. Le Norman
Robert J. Raymond
c/o Crusader Management Corporation
210 Park Avenue, Suite 3000
Oklahoma City, Oklahoma 73102

Reference is herein made to that certain Contribution Agreement dated as of even date herewith by and among Westside Energy Corporation, Knight Energy Group I Holding Co., LLC, Knight Energy Group II Holding Co., LLC, Knight Energy Management Holding Company, LLC, Hawk Energy Fund I Holding Company, LLC, RCH Energy Opportunity Fund I, L.P., David D. Le Norman, Crusader Energy Group Holding Co., LLC, Knight Energy Group, LLC, Knight Energy Group II, LLC, Knight Energy Management, LLC, Hawk Energy Fund I, LLC, RCH Upland Acquisition, LLC, Crusader Management Corporation, and Crusader Energy Group, LLC (the “Contribution Agreement”). Capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Contribution Agreement.

This will confirm that the undersigned entities will vote all shares of Common Shares owned or controlled by them from time to time and shall take all other necessary or desirable actions within their reasonable control in support of the approval by the Company of the execution and delivery of (i) that certain Employment Agreement by and between the Company and David D. Le Norman, substantially in the form attached hereto as Annex I in all material respects, and (ii) that certain Services Agreement by and between the Company and Robert J. Raymond, substantially in the form attached hereto as Annex II in all material respects.

This letter is dated the date of the Contribution Agreement.

[Remainder of Page Initially Left Bank—Signature Page Follows]

David D. Le Norman
Robert J. Raymond
c/o Crusader Management Corporation
210 Park Avenue, Suite 3000
Oklahoma City, Oklahoma 73102

Yours very truly, Greenhill Capital Partners II, L.P. Greenhill Capital Partners (Cayman) II, L.P. Greenhill Capital Partners (Executives) II, L.P. Greenhill Capital Partners (Employees) II, L.P.

By:	GCP Managing Partner II, L.P., Managing General Partner of each of the foregoing partnerships

By:	Greenhill Capital Partners, LLC, General Partner Of GCP Managing Partner II, L.P.

By:	/s/ V. Frank Pottow
Name:	V. Frank Pottow
Title:	Managing Director

Annex I

Execution Copy

EMPLOYMENT AGREEMENT

by and between

Westside Energy Corporation

and

David D. Le Norman

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the closing of the transaction contemplated by the Contribution Agreement (as defined below) (the “Effective Date”), by and between Westside Energy Corporation, a Nevada corporation (the “Company”), and David D. Le Norman (the “Employee”).

RECITALS:

A.           The Employee possesses valuable skills and knowledge in the field of business of the Company and desires to be employed by the Company on the terms and conditions set forth in this Agreement.

B.           The Company desires to employ the Employee on the terms and conditions set forth in this Agreement.

AGREEMENTS:

In consideration of the premises and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

(a)           “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.

(b)           “Board” means the Board of Directors of the Company and any committee thereof.

(c)           “Cause” means Employee’s

(i)           commission of an act of fraud, embezzlement, misappropriation, willful misconduct, bad faith or dishonesty against the Company;

(ii)          material breach of this Agreement which is not remedied within 30 days after receipt of written notice from the Company specifically identifying the manner in which the Company believes that Employee has materially breached this Agreement;

(iii)         conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude; or

(iv)         violation of the Company’s substance abuse policy.

(d)           “Change in Control” means the occurrence of any of the following events:

(i)           Subject to the last paragraph of this definition, the acquisition by any Person or Group of Beneficial Ownership of forty percent (40%) or more of either (x) the then outstanding shares of Common Stock (the “Outstanding Company Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors or similar governing body (the “Outstanding Company Voting Securities” and, together with the Outstanding Company Stock, the “Company Securities”); or

(ii)          Members of the Incumbent Board cease to constitute at least a majority of the members of the Board; or

(iii)         Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the Persons who were the Beneficial Owners of Company Securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock or common equity interests and the combined voting power of the then outstanding Voting Securities, as the case may be, of the entity resulting from such Business Combination (including without limitation an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Securities, (B) no Person or Group (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) Beneficially Owns, directly or indirectly, forty percent (40%) or more of, respectively, the then outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then outstanding Voting Securities of such entity except to the extent that such ownership results solely from ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)         Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing clause (i) of this definition: (x) the following acquisitions (whether the acquiring Person or Group acquires Beneficial Ownership of forty percent (40%) or more of the Outstanding Company Stock or Outstanding Company Voting Securities or any such acquisition results in any other Person or Group (other than the acquiring Person or Group) Beneficially Owning forty percent (40%) or more of the Outstanding Company Stock or Outstanding Company Voting Securities) shall not constitute a Change in Control unless, following such acquisition, any Person or Group (other than the acquiring Person or Group effecting the acquisition pursuant to the following clauses (A) through (D)) who becomes the Beneficial Owner of forty percent (40%) or more of the Outstanding Company Stock or Outstanding Company Voting Securities as a result of one or more of such acquisitions shall thereafter acquire any additional shares of Company Securities and, following such acquisition, Beneficially Owns forty percent (40%) or more of either the Outstanding Company Stock or Outstanding Company Voting Securities, in which case such acquisition shall constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of the foregoing clause (iii) of this definition; and (y) the acquisition of Beneficial Ownership of shares of Common Stock by the Crusader Parent Entities pursuant to the Contribution Agreement, the corresponding acquisition of Beneficial Ownership of shares of Common Stock by any other Person or Group deemed to Beneficially Own the Common Stock so acquired by the Crusader Parent Entities (any such Person and/or Group, collectively with the Crusader Parent Entities and the Crusader Distributees, the “Crusader Group”) and the acquisition of Beneficial Ownership of shares of Common Stock as a result of the distribution by a Crusader Parent Entity to Crusader Distributees of shares of Common Stock acquired pursuant to the Contribution Agreement or directly from the Company prior to the date of the Contribution Agreement shall not constitute a Change of Control, provided that if, (1) for so long as the shares of Common Stock Beneficially Owned by any member of the Crusader Group equals or exceeds forty percent (40%) of the Outstanding Company Stock or the Outstanding Company Voting Securities, such member of the Crusader Group shall obtain Beneficial Ownership of shares of Common Stock (other than as a result of any acquisition described in the foregoing clauses (A) through (D) of this paragraph or pursuant to an award issued under any equity based compensation plan of the Company, including without limitation the 2008 LTIP) representing one percent (1%) or more of the

Outstanding Company Stock or Outstanding Company Voting Securities or (2) at any time after such member of the Crusader Group shall cease to Beneficially Own forty percent (40%) or more of the Outstanding Company Stock and Outstanding Company Voting Securities, such member of the Crusader Group shall obtain Beneficial Ownership of shares of Stock (other than as a result of any acquisition described in the foregoing clauses (A) through (D) of this paragraph or pursuant to an award issued under any equity based compensation plan of the Company, including without limitation the 2008 LTIP) representing forty percent (40%) or more of either the Outstanding Company Stock or Outstanding Company Voting Securities, then in the case of either (1) or (2) a Change of Control shall be deemed to occur.

(e)           “Compensation Committee” means the Compensation Committee of the Board.

(f)           “Contribution Agreement” means the Contribution Agreement among the Company and Crusader Management Corporation, David D. Le Norman, Knight Energy Management Holding Company, LLC, Knight Energy Group II Holding Company, LLC, Knight Energy Group I Holding Co., LLC, Crusader Energy Group Holding Co., LLC, Hawk Energy Fund I Holding Company, LLC, RCH Energy Opportunity Fund I, L.P., Knight Energy Group, LLC, Knight Energy Group II, LLC, Knight Energy Management, LLC, Hawk Energy Fund I, LLC, RCH Upland Acquisition, LLC and Crusader Energy Group, LLC dated as of December ___, 2007.

(g)           “Disability” means Employee’s inability to perform, with or without reasonable accommodations, the essential functions of Employee’s position hereunder for a period of 180 consecutive days due to mental or physical incapacity, as determined by mutual agreement of a physician selected by the Company or its insurers and a physician selected by Employee; provided, however, that if the opinion of the Company’s physician and Employee’s physician conflict, the Company’s physician and Employee’s physician shall together agree upon a third physician, whose opinion shall be binding. The foregoing definition of “Disability” is not intended to and shall not affect the definition of “disability” or any similar term in any insurance policy the Company or any of its Subsidiaries may provide. Notwithstanding the foregoing definition of Disability, the Employee will not be considered to have a Disability under any provision of this Agreement that would trigger the payment of deferred compensation within the meaning of Section 409A of the Code unless the Employee’s Disability also meets the Section 409A definition of Disability.

(h)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(i)           “Good Reason” means, subject to the terms and provisions of this Agreement, the occurrence of one or more of the following events:

(i)           any removal of Employee from the offices of President and Chief Executive Officer of the Company except, in any such case, in connection with the termination of Employee’s employment hereunder by the Company for Disability or for Cause or by the Employee other than for Good Reason;

(ii)           any termination or material reduction of a material benefit under any Investment Plan or Welfare Plan in which Employee participates unless (A) there is substituted a comparable benefit that is economically substantially equivalent to the terminated or reduced benefit prior to such termination or reduction or (B) benefits under such Investment Plan or Welfare Plan are terminated or reduced with respect to all employees previously granted benefits thereunder;

(iii)          any reduction in Employee’s Annual Base Salary;

(iv)          any failure by the Company to comply with any of the provisions of Section 3(b);

(v)           the relocation or transfer of Employee’s principal office to a location more than 20 miles from Employee’s work address as of the Effective Date in the city of Oklahoma City, Oklahoma without Employee’s consent;

(vi)          without limiting the generality of the foregoing, any material breach by the Company of this Agreement other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee; or

(vii)         a Change in Control,

(j)           “Person” means any individual, partnership, limited liability partnership, joint venture, corporation, limited liability company, trust, association, or other entity or organization.

(k)           “Pro Rata Bonus” means the amount equal to the product of (i) the amount of the Annual Bonus (as defined in Section 3(b)(ii)), if any, to which Employee would have been entitled for the calendar year in which Employee’s Date of Termination occurs if Employee’s employment were not terminated during such calendar year, multiplied by (ii) a fraction, the numerator of which is the number of days that have elapsed since the beginning of such calendar year through (but not including) Employee’s Date of Termination, and the denominator of which is the total number of days in such calendar year. The amount, if any, of the Annual Bonus to which Employee would have been entitled for the calendar year in which the Date of Termination occurs shall be determined by the Compensation Committee in its sole reasonable discretion; provided, however, that for purposes of determining the amount of the Pro Rata Bonus in connection with a termination of Employee’s employment upon a Change of Control, Employee shall be deemed to have been entitled to an Annual Bonus of not less than the amount of the last Annual Bonus awarded to Employee prior to such Change in Control, and provided further however that any determination by the Compensation Committee as to satisfaction of a performance standard shall be made in the same manner as such determination is made for the other executive officers of the Company.

(l)           “Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

(m)         “Voting Securities” means any securities that vote generally in the election of directors, in the admission of general partners, or in the selection of any other similar governing body.

(n)          “Without Cause” means a termination by the Company of Employee’s employment during the Term at the Company’s sole discretion for any reason other than a termination based upon Cause, death or Disability; provided that, “without Cause” does not include termination of this Agreement and Employee’ s employment pursuant to Section 2.

2.           Term of Employment; Non-Renewal of Term. Subject to the terms and provisions of this Agreement, the Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by the Company, for the period (the “Term”) commencing on the Effective Date and, unless Employee’s employment hereunder is sooner terminated in accordance with the terms hereof, expiring at 5:00 p.m., Oklahoma City, Oklahoma time, on December 31, 2011; provided, however, that on January 1, 2009, and on each January 1 occurring thereafter, the Term shall automatically (without any action by either party) be extended for one additional calendar year unless, at least 30 days prior to each such January 1, the Company or Employee shall have given written notice (a “Non-Renewal Notice”) that it or Employee, as applicable, does not wish to extend this Agreement (a “Non-Renewal”). Either party may elect not to renew this Agreement. The term “Term,” as utilized in this Agreement, shall refer to the Term as so automatically extended. The Term shall expire as a result of any Non-Renewal at 5:00 p.m., Oklahoma City, Oklahoma time, on the last day of the Term during which a Non-Renewal Notice is given, and Employee’s employment shall terminate at that time.

3.           Terms of Employment.

(a)           Position and Duties.

(i)           During the Term, Employee shall serve as President and Chief Executive Officer of the Company. In so doing, Employee shall have such powers and duties (including holding officer positions with one or more Subsidiaries of the Company) as may be assigned from time to time by the Board, so long as such powers and duties are reasonable and customary for president and chief executive officers of an enterprise comparable to the Company. Employee shall report to the Board, and shall also be a Board member.

(ii)           During the Term, Employee shall devote his full time, skill, and attention during normal business hours to the business and affairs of the Company and use his reasonable efforts to discharge faithfully and efficiently the duties and responsibilities delegated and assigned to Employee herein or pursuant hereto; provided, however, that Employee may (i) serve on corporate, civic, or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, and (iii) manage Employee’s personal investments, so long as such activities, either individually or in the aggregate, do not significantly interfere with the performance and fulfillment of Employee’s duties and responsibilities as an employee of the Company in accordance with this Agreement, and comply with the following. In the case of the activities described in clause (i) of the proviso in the immediately preceding sentence, Employee shall notify the Board of any of the positions described in such clause. In the case of the activities described in clause (iii) of the proviso in the immediately preceding sentence, Employee shall comply with the Company’s conflicts policy in effect from time, to time and shall inform the Board of any conflicts of interest (whether actual or apparent) with the business of the Company and its Subsidiaries, including any event reasonably likely to raise the appearance of a conflict.

(b)           Compensation.

(i)           Annual Base Salary. During the Term, Employee shall receive an annual base salary (“Annual Base Salary”), which shall be paid biweekly in accordance with the customary payroll practices for executive officers of the Company, in the initial amount of $360,000 per year. At least annually (by no later than January 31 of each year) during the Term, the Compensation Committee shall review the Annual Base Salary of Employee and may increase (but not decrease) the Annual Base Salary by such amount as the Compensation Committee shall deem appropriate. The term “Annual Base Salary” as used in this Agreement shall refer to the Annual Base Salary as it may be so increased.

(ii)          Annual Bonus. During the Term, Employee shall be eligible to receive, in addition to the Annual Base Salary, an annual bonus (each, an “Annual Bonus”), subject to achieving the performance goals established by the Compensation Committee as described below. Annually (by no later than March 15 of each calendar year during the Term), the Compensation Committee shall determine the amount (or amount range) of the Annual Bonus that Employee shall be eligible to receive for the calendar year and the performance goals that must be achieved for Employee to become entitled to receive the Annual Bonus for such calendar year. For each calendar year (or partial calendar year) during the Term, the Compensation Committee shall determine in its reasonable discretion whether the performance goals established for Employee for such calendar year have been achieved, such determination to be made no later than 10 business days after the date on which the Company has available to it the information reasonably required to make the determination. Any Annual Bonus that Employee is entitled to receive shall be paid to Employee within 10 business days after the determination of the Compensation Committee that the Employee is entitled to it.

(iii)         Option. The Employee shall be entitled to exercise the option to purchase shares of common stock, par value $0.01 per share of the Company issued to Employee pursuant to Section 6(i) of the Company’s 2008 Long Term Incentive Plan (the “Option”). The Option may be exercised only in the time and manner described in the Option.

(iv)         Incentive, Savings, Stock Option and Retirement Plans. During the Term, Employee shall be entitled to participate in all incentive, savings, stock option, equity-based, profit sharing and retirement plans, practices, policies and programs applicable generally to other executive officers of the Company (“Investment Plans”), subject to all of the terms and conditions of such Investment Plans.

(v)          Welfare Benefit Plans. During the Term, Employee and Employee’s family shall be eligible for participation in and shall receive all benefits under the welfare benefit plans, practices, policies and programs (“Welfare Plans”) provided by the Company (including, without limitation, medical, prescription, dental, short-term and long-term disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company, subject to all of the terms and conditions of such Welfare Plans.

(vi)         Perquisites. During the Term, (A) the Company shall provide a new Yukon automobile or a comparable automobile to Employee for his business and personal use and shall pay all costs related to the operation of such automobile, including maintenance, repair, gasoline, insurance and taxes, (B) the Company shall bear all the fees and costs related to Employee’s country club membership at Gaillardia Country Club in Oklahoma City and at any alternative country club selected by Employee so long as the costs are comparable and (C) the Employee shall be entitled to receive (in addition to the benefits described above) such other perquisites and fringe benefits appertaining to Employee’s position in accordance with any policies, practices, and procedures established by the Board.

(vii)        Expenses. During the Term, Employee shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by Employee in the performance of Employee’s duties in accordance with the Company’s policies, practices and procedures.

(viii)       Vacation and Holidays. During the Term, Employee shall be entitled to not less than four weeks of annual paid vacation in accordance with the plans, policies, programs and practices of the Company for its executive officers. In addition, Employee shall be entitled to sick leave and paid holidays, in accordance with the plans, policies, programs and practices of the Company for its executive officers.

(ix)         Pro-ration. Any payments or benefits payable to Employee hereunder in respect of any calendar year during which Employee is employed by the Company for less than the entire year, unless otherwise provided in the applicable plan or arrangement, shall be pro-rated in accordance with the number of days in such calendar year during which Employee is so employed.

4.           Termination of Employment.

(a)           Death. Employee’s employment hereunder shall terminate automatically upon Employee’s death during the Term.

(b)           Disability. If the Disability of Employee has occurred during the Term, the Company may give to Employee a written Notice of Termination (as defined in Section 6(a)) in accordance with Section 6(a) of its intention to terminate Employee’s employment hereunder. In such event, Employee’ s employment shall terminate effective on the 30th day after receipt of such notice by Employee (the “Disability Effective Date”) provided that, within 30 days after receipt of the Notice of Termination, Employee shall not have returned to perform, with or without reasonable accommodations, the essential functions of Employee’s position on a full-time basis. During any period of Employee’s Disability, the Company may assign Employee’s duties to any other Employee of the Company or may engage or hire a third party to perform such duties and any such action shall not be deemed “Good Reason” for Employee to terminate this Agreement pursuant to Section 4(d)(i) so long as Employee continues to receive the compensation and benefits under Section 3 during such period.

(c)           Termination by Company. Subject to Section 6(d), the Company may terminate Employee’s employment at any time during the Term for Cause or without Cause.

(d)           Resignation by Employee. At Employee’s option, Employee may terminate Employee’s employment hereunder (i) subject to Section 6(c), for Good Reason or (ii) without Good Reason.

(e)           Agreement Not to Terminate. Notwithstanding any provision to the contrary contained in this Agreement, the Company agrees that it shall not have the right to terminate Employee’s employment, other than for Cause, for a period of time commencing on the Effective Date and ending at 5:00 p.m., Oklahoma City, Oklahoma time, on the 180th day following the Effective Date.

5.           Compensation Upon Termination of Employment. Employee shall be entitled to the following compensation from the Company upon the termination of Employee’s employment during the Term. The compensation provided for in this Section 5 shall be in lieu of any other severance pay to which Employee might otherwise be entitled (whether contractual or under a severance plan, the WARN Act, any other applicable law, or otherwise) and shall be conditioned on the execution and delivery of a Release (as defined in Section 6(f)) signed by Employee or Employee’s legal representative pursuant to Section 6(f). The timing of payments pursuant to this Section 5 shall also be subject to the requirements of Section 6(g) and Section 409A of the Code:

(a)           Death or Disability. If Employee’s employment is terminated by reason of Employee’s death or Disability, the Company shall pay to Employee or Employee’s legal representatives:

(i)           within 30 days after the Employee’s Date of Termination as defined in Section 6(b), a lump sum in cash equal to the sum of Employee’s Annual Base Salary through the Date of Termination to the extent not previously paid and any compensation previously deferred by Employee (together with any accrued interest or earnings thereon) (the “Accrued Obligations”);

(ii)          the amount of any Annual Bonus to which Employee was entitled for the calendar year ending prior to the Date of Termination to the extent not previously paid and the amount of any Pro Rata Bonus, each of which amounts shall be paid no later than the later of 30 days after the Date of Termination or 10 business days after the date on which the Company has available to it the information reasonably required to determine the amount to be paid;

(iii)         any amounts arising from Employee’s participation in, or benefits under, any Investment Plan (the “Accrued Investments”), which amounts shall be paid in accordance with the terms and conditions of such Investment Plan; and

(iv)         any amounts to which Employee or Employee’s spouse, beneficiaries or estate are entitled from Employee’s participation in, or benefits under, any Welfare Plan (“Accrued Welfare Benefits”), which amounts shall be paid in accordance with the terms and conditions of such Welfare Plan.

Except as described in this Section 5(a), in the event of Employee’s termination by reason of Employee’s death or Disability, Employee and Employee’s legal representatives, as applicable, shall forfeit all rights to any other compensation.

(b)           For Cause; Resignation by Employee Without Good Reason; Non-Renewal Election by Employee. If the Company shall terminate Employee’s employment for Cause, or if Employee resigns without Good Reason, or if Employee’s employment is terminated due to a Non-Renewal election by Employee, the Company shall have no further obligations to Employee other than the obligation for payment of:

(i)           the Accrued Obligations, which shall be payable within 30 days after the Employee’s Date of Termination;

(ii)          the amount of any Annual Bonus to which Employee was entitled for the calendar year ending prior to the Date of Termination to the extent not previously paid, which amount shall be paid no later than the later of 30 days after the Date of Termination;

(iii)         the Accrued Investments, which amounts shall be paid in accordance with the terms and conditions of the Investment Plans; and

(iv)         the Accrued Welfare Benefits, which amounts shall be paid in accordance with the terms and conditions of the Welfare Plans.

Except as described in this Section 5(b), in the event of Employee’s termination by the Company for Cause or by Employee without Good Reason or due to a Non-Renewal election by Employee, Employee shall forfeit all rights to any other compensation.

(c)           Without Cause; Resignation by Employee for Good Reason: Non-Renewal Election by the Company. If the Company terminates Employee’s employment without Cause (other than by reason of Employee’s death or Disability or a Non-Renewal by Employee) or Employee resigns for Good Reason or Employee’s employment is terminated due to a Non-Renewal election by the Company, then the Company shall pay or provide Employee:

(i)           within 30 days after the Employee’s Date of Termination, a lump sum in cash equal to the aggregate of the Accrued Obligations;

(ii)          the amount of any Annual Bonus to which Employee was entitled for the calendar year ending prior to the Date of Termination to the extent not previously paid and any Pro Rata Bonus, each of which amounts shall be paid no later than the later of 30 days after the Date of Termination or 10 business days after the date on which the Company has available to it the information reasonably required to determine the amount to be paid;

(iii)         the Accrued Investments, which amounts shall be paid in accordance with the terms and conditions of the Investment Plans;

(iv)         the Accrued Welfare Benefits, which amounts shall be paid in accordance with the terms and conditions of the Welfare Plans;

(v)          a lump-sum payment within 30 days of the Date of Termination equal to the greater of (A) the undiscounted amount of Annual Base Salary the Employee would have received for the rest of the Term based upon the highest Annual Base Salary to which Employee was entitled during the 24-month period ending on the Date of Termination or (B) two years of the highest Annual Base Salary to which Employee was entitled during the 24-month period ending on the Date of Termination; and

(vi)         if Employee is entitled on the Date of Termination to coverage under the medical, prescription, and dental portions of the Welfare Plans, continuation at the Company’s sole cost and expense of such coverage for Employee and Employee’s dependents for a period ending on the later to occur of (A) the second anniversary of the Date of Termination or (B) the end of the full Term. Notwithstanding any provision of the foregoing to the contrary, the continued coverage provided pursuant to this Section 5(c)(vi) will count towards the depletion of any continued health care coverage rights that Employee and Employee’s dependents may have pursuant to COBRA, and Employee’s or Employee’s dependents’ rights to continued health care coverage pursuant to this Section 5(c)(vi) shall terminate at the time Employee or Employee’s dependents become covered, as described in COBRA, under another group health plan that does not limit coverage with respect to any preexisting conditions of Employee or Employee’s dependents, and shall also terminate as of the date the Company ceases to provide coverage to its senior executives generally under any such Welfare Plan.

The parties hereto acknowledge that in the event Employee’s employment is terminated in connection with a Change in Control, the consideration payable to Employee under Section 5(c)(v) hereof is related to the additional efforts and services that will have been required of the Employee in connection with such

Change in Control transaction and to Employee’s obligations under Sections 7, 8 and 9 of this Agreement.

Except as described in this Section 5(c), in the event of Employee’s termination by the Company without Cause or by Employee for Good Reason or due to a Non-Renewal election by the Company, Employee shall forfeit all rights to any other compensation.

6.           Other Provisions Relating to Termination.

(a)           Notice of Termination. Any termination by the Company for Cause or without Cause or by reason of Employee’s Disability, or by Employee’s resignation for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon and (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated. The failure by the Company or Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or Employee hereunder or preclude the Company or Employee from asserting such fact or circumstance in enforcing the Company’s or Employee’s rights hereunder.

(b)           Date of Termination. “Date of Termination” means (i) if Employee’s employment is terminated by reason of Employee’s death, the date of Employee’s death; (ii) if Employee’s employment is terminated by reason of Employee’s Disability, the Disability Effective Date (provided that Employee shall not have returned to perform, with or without reasonable accommodation, the essential functions of Employee’s position on a full-time basis during the 30-day period provided for in Section 4(b)); (iii) if Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason or without Good Reason, then, subject to Section 6(c), the date specified in the Notice of Termination (which date shall be a date between the date that the Notice of Termination is given and 30 days thereafter (inclusive)); (iv) if Employee’s employment is terminated by the Company for Cause then, subject to Section 6(d), the date on which the Notice of Termination is given; and (v) if Employee’s employment is terminated due to a Non-Renewal election by Employee or the Company, the date on which the Term expires.

(c)           Good Reason. Upon Employee’s learning of the occurrence of any event described in the definition of Good Reason in Section 1(j), Employee may terminate Employee’s employment hereunder for Good Reason within 60 days thereafter by giving a Notice of Termination to the Company to that effect and describing in reasonable detail the facts or circumstances giving rise to Employee’s right to terminate Employee’s employment for Good Reason. Notwithstanding the foregoing, the right of Employee to terminate Employee’s employment for Good Reason under Section 4(d)(i) shall not limit the Company’s right to terminate Employee’s employment for Cause under Section 4(c) if Cause is determined to exist prior to the time Good Reason is determined to exist.

(d)           Cause. Upon the Company learning of the occurrence of any event described in Section 1(c), the Company may terminate Employee’s employment hereunder for Cause within 60 days thereafter by giving Employee a Notice of Termination to that effect and describing in reasonable detail the facts or circumstances giving rise to the Company’s right to terminate Employee’s employment for Cause. Notwithstanding the foregoing, the right of the Company to terminate Employee’s employment for Cause under Section 4(c) shall not limit Employee’s right to resign for Good Reason under Section 4(d)(i) if Good Reason is determined to exist prior to the time Cause is determined to exist.

(e)           Full Settlement; Mitigation. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Employee obtains other employment. The Company shall not be liable to Employee for any damages for breach of this Agreement in addition to the amounts payable under Section 5 arising out of the termination of Employee’s employment prior to the end of the Term. The Company shall be entitled to seek damages from Employee for any breach of Section 8 by Employee.

(f)           Release and Other Agreements. Notwithstanding any other provision in this Agreement to the contrary, in consideration for receiving the severance benefits described in Sections 5(c)(v) and 5(c)(vi), Employee hereby agrees to execute (and not revoke) a release within 60 days of the Date of Termination in substantially the form attached hereto as Exhibit A (the “Release”). If Employee fails to properly execute and deliver the Release (or revokes the Release), Employee agrees that Employee shall not be entitled to receive such severance benefits.

(g)           409A Compliance. To the extent required by section 409A of the Code, if on Employee’s Date of Termination he is a “specified employee” within the meaning of section 409A of the Code, any amounts that are payable to Employee by reason of his termination of employment pursuant to Section 5 and that are not excluded from application of Section 409A of the Code by reason of the “short term deferral” exception to Section 409A of the Code will be delayed for a period of six months following the Date of Termination. Any payments that would have been paid to Employee pursuant during such six-month period and that are delayed pursuant to this Section 6(g) shall be paid to him in the form of a lump sum payment at the end of the six-month period.

7.           Disclosure of, Access to and Entrustment of Confidential Information, Business Opportunities and Business Goodwill. During the course of Employee’s employment with the Company, the Company shall disclose to Employee, or place Employee in a position to have access to or develop, Confidential Information (as defined in Section 8(a)(i)), and/or shall entrust Employee with business opportunities of the Company, and/or shall place Employee in a position to develop business goodwill on behalf of the Company. There is a need and desire on the part of the Company and Employee to specify the parties’ rights and obligations with respect to the ownership and protection of such Confidential Information, business opportunities and goodwill. Accordingly, as a material inducement to the Company to enter into this Agreement, in consideration for the compensation and other benefits payable hereunder to Employee, to protect the Company’s Confidential Information that has been and will be in the future disclosed or entrusted to Employee (the disclosure of which by Employee in violation of this Agreement would adversely affect the business goodwill of the Company), the business goodwill of the Company that has been and will in the future be developed in Employee and the business opportunities that have been and will in the future be disclosed or entrusted to Employee by the Company; and for other good and valuable consideration, Employee agrees to comply with, and be bound by, Section 8 and Section 9. As used in this Section 7 and in Section 8 and Section 9 “Company” shall include the Company and any of its Subsidiaries.

8.           Confidential Information; Ownership of Property.

(a)           Obligations to Maintain Confidentiality.

(i)           Employee acknowledges that the Company has trade, business and financial secrets and other confidential and proprietary information regarding the Company and its business, in whatever form, tangible or intangible (collectively, the “Confidential Information”), and that, during the course of Employee’s employment with the Company, Employee has received, shall receive or be placed in a position to have access to or develop Confidential Information. Employee further acknowledges and agrees that Employee’s use of Confidential Information in the conduct of business on behalf of a competitor of the Company would constitute unfair competition with the Company and would adversely affect the business goodwill of the Company. Confidential Information includes sales materials, technical information, processes and compilations of information, records, specifications and information concerning customers, prospective customers, customer and prospective customer lists, and information regarding methods of doing business, As defined herein, Confidential Information shall not include information that is or was (i) obtained by Employee from a source other than the Company or its Affiliates, which source is not under a duty of non-disclosure in regard to such information or (ii) becomes generally available to the public other than through disclosure by Employee in violation of the provisions of this Agreement.

(ii)          Employee is aware of those policies implemented by the Company to keep its Confidential Information secret, including those policies limiting the disclosure of information on a need-to-know basis and requiring the keeping of information in secure areas. Employee acknowledges that the Confidential Information has been or will be developed or acquired by the Company through the expenditure of substantial time, effort and money and provides or will provide the Company with an advantage over competitors who do not know or use such Confidential Information.

(iii)         During and following Employee’s employment by the Company, Employee shall hold in confidence and not directly or indirectly disclose, use (for Employee’s commercial advantage or otherwise), copy, make lists of, or make available to others any Confidential Information except in Employee’s good faith performance of Employee’s duties to the Company as an executive of the Company or to the extent authorized in writing by the Board or required by law or compelled by legal process. Employee agrees to use reasonable efforts to give the Company notice of any and all attempts to compel disclosure of any Confidential Information. Employee further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company.

(iv)         Employee agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company, in whatever form, tangible or intangible (including all copies thereof), that Employee shall prepare, or use, or be provided with as a result of Employee’s employment with the Company, shall be and remain the sole property of the Company. Upon termination of Employee’s employment hereunder, Employee agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Employee’s possession, custody or control, whether prepared by Employee or others, shall remain with or be returned to the Company promptly after the Date of Termination. The materials required to be returned pursuant to this Section 8(a)(iv) shall not include personal correspondence or other personal property of Employee that does not relate to the Company or the business of the Company.

(b)           Ownership of Work Product. Employee acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s or its Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Employee (either solely or jointly with others) while employed by the Company (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company or its Affiliates, as applicable, and Employee hereby assigns, and agrees to assign, all of the above Work Product to the Company or its Affiliates, as applicable.

9.           Non-Competition and Related Matters.

(a)           Employee agrees that, during the Term and for a period commencing upon the termination of the Employee’s employment hereunder and ending upon the first anniversary thereof, unless otherwise extended pursuant to the terms of this section 9, Employee will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business or activity in North America that is substantially similar to the business of the Company. Notwithstanding the foregoing provisions of this Section 9(a), however, Employee shall have no further obligations under this Section 9(a) in the event of a termination of Employee’s employment by the Company without Cause or in the event of Employee’s resignation for Good Reason or if the Employee’s employment is terminated as a result of the Company’s Non-Renewal election.

(b)           Employee agrees that a breach or violation of this covenant not to compete by Employee shall entitle the Company, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Company may show itself justly entitled. Further, during any period in which Employee is in breach of this covenant not to compete, the time period of this covenant shall be extended for an amount of time that Employee is in breach hereof.

(c)           Employee agrees that during the Term and for a period commencing upon the termination of the Employee’s employment for Cause or due to a Non-Renewal election by the Employee or following the Employee’s resignation without Good Reason and ending upon the first anniversary thereof, unless otherwise extended pursuant to the terms of this Section 9, Employee will not solicit, directly or indirectly, in the capacity of employee, consultant, or in any other capacity whatsoever, one or more of the employees, directors, officer or other persons who, at the time of solicitation, or in the 180-day period prior thereto, are working full-time or part time for the Company and will not endeavor, directly or indirectly in any manner whatsoever, to encourage any such person to leave his or her job with the Company and will not endeavor, directly or indirectly in any manner whatsoever, to incite or induce any client or customer of the Company to terminate, in whole or in part, its business relations with the Company except to the extent the solicitation is made through a public advertisement in a newspaper, trade journal or similar public medium. Notwithstanding the foregoing provisions of this Section 9(c), Employee shall have no obligations under this Section 9(c) after the termination of his employment unless under the circumstances of his termination he also has obligations after the termination of his employment under Section 9(a).

(d)           The representations and covenants contained in this Section 9 on the part of Employee will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company or any officer, director, or shareholder of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Employee contained in this Section 9. In addition, the provisions of this Section 9 shall continue to be binding upon Employee in accordance with their terms, notwithstanding the termination of Employee’s employment hereunder for any reason.

(e)           If Employee violates any covenant contained in this Section 9 and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants of Employee contained in the Section 9 shall be deemed to have durations as specified above, which periods shall commence upon the later of (i) the termination of Employee’s employment hereunder and (ii) the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenants of Employee in this Section 9.

(f)           The parties to this Agreement agree that the limitations contained in this Section 9 with respect to time, geographical area, and scope of activity are reasonable. However, if any court shall determine that the time, geographical area, or scope of activity of any restriction contained in this Section 9 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid, and enforceable.

(g)           Nothing contained in this Section 9 shall be construed to prohibit Employee from investing in stock or other securities listed on a national securities exchange or actively traded in the over-the-counter market of any corporation or other entity engaged in a business or activity competitive with the business of the Company, provided that Employee and the members of his immediate family shall not, directly or indirectly, hold more than a total of five percent of all such shares of stock or other securities issued and outstanding, and provided further that Employee shall not perform any services on behalf of, or in the operation of the affairs of, such corporation or other entity.

(h)           The provisions restricting the Employee’s ability to compete or solicit Company employees shall not apply if a Change in Control occurs after the Effective Date of this Agreement.

10.           Successors; Binding Agreement.

(a)           This Agreement is personal to Employee and shall not be assignable by Employee otherwise than by will or the by laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal and legal representatives, executors, administrators, heirs, distributes, devisees and legatees.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

11.           Miscellaneous.

(a)           Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, subsections or clauses are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “of’ are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all”, and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(b)           Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee	If to the Company

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)           Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(d)           Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           No Waiver. Except as expressly set forth in this Agreement, no waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(f)           Equitable and Other Relief. Employee acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 8 or Section 9 by Employee and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Section 8 or Section 9 by Employee. If the Company files a pleading with a court seeking immediate injunctive relief and this pleading is challenged by Employee and injunctive relief sought is not awarded, the Company shall pay all of Employee’s costs and attorneys’ fees. The parties consent to the exclusive jurisdiction of competent state courts or federal courts in the State of Nevada for all litigation which may be brought with respect to the terms of; and the transactions and relationships contemplated by, this Agreement. The parties further consent to the non-exclusive jurisdiction of any state court located within a district which encompasses assets of a party against which a judgment has been rendered for the enforcement of such judgment or award against the assets of such party.

(g)           Entire Agreement. The provisions of this Agreement constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, representations and understandings of the parties, which are hereby terminated. Employee and the Company acknowledge and represent that there are no other promises, terms, conditions or representations (or written) regarding any matter relevant hereto,

(h)           Attorney Fees. The prevailing party in any dispute or controversy under or in connection with this Agreement shall be entitled to reimbursement from the non-prevailing party for all costs and reasonable legal fees incurred by such prevailing party.

(i)           Survival. Sections 1 and 4 through 11 of this Agreement shall survive the termination of this Agreement.

(j)           Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS OF NEVADA OR ANY OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

(k)           Amendments. This Agreement may not be amended or modified at any time except by a written instrument approved by the Board and executed by the Company and Employee.

(l)           Employee Acknowledgement. Employee acknowledges that Employee has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representatives or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Employee’s own judgment.

(m)                      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any counterpart of this Agreement that has attached to it separate signature pages which together contain the signature of all parties hereto shall for all purposes be deemed a fully executed original. Facsimile signatures shall constitute original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

Company:

WESTSIDE ENERGY CORPORATION

By:

EMPLOYEE:

David D. Le Norman

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

EXHIBIT A

Form of Release

Annex II

Execution Copy

SERVICES AGREEMENT

by and between

Westside Energy Corporation

and

Robert J. Raymond

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is made and entered into effective as of the closing of the transaction contemplated by the Contribution Agreement (as defined below) (the “Effective Date”), by and between Westside Energy Corporation, a Nevada corporation (the “Company”), and Robert J. Raymond (“Raymond”).

RECITALS:

A.           Raymond possesses valuable skills and knowledge in the field of business of the Company and desires to be retained by the Company as non-executive Chairman of the Board on the terms and conditions set forth in this Agreement.

B.           The Company desires to retain Raymond on the terms and conditions set forth in this Agreement.

AGREEMENTS:

In consideration of the premises and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

(a)           “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.

(b)           “Board” means the Board of Directors of the Company and any committee thereof.

(c)           “Cause” means Raymond’s:

(i)           commission of an act of fraud, embezzlement, mis-appropriation, willful misconduct, bad faith or dishonesty against the Company;

(ii)          material breach of this Agreement which is not remedied within 30 days after receipt of written notice from the Company specifically identifying the manner in which the Company believes that Raymond has materially breached this Agreement;

(iii)         conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude; or

(iv)         violation of the Company’s substance abuse policy.

(d)           “Change in Control” means the occurrence of any of the following events:

(i)           The acquisition by any Person or group of beneficial ownership of forty percent (40%) or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 1(d), the following acquisitions (whether the acquiring Person or group acquires beneficial ownership of forty percent (40%) or more of the Outstanding Company Stock or any such acquisition results in any other Person or group (other than the acquiring Person or group) owning forty percent (40%) or more of the Outstanding Company Stock) shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (4) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of paragraph (iii) below; or

(ii)          Members of the then incumbent Board cease to constitute at least a majority of the members of the Board; or

(iii)         Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the Persons who were the beneficial owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including without limitation an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be,

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(2) no Person or Group (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, forty percent (40%) or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership results solely from ownership of the Company that existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)         Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing clause (i) of this definition: (x) the following acquisitions (whether the acquiring Person or Group acquires Beneficial Ownership of forty percent (40%) or more of the Outstanding Company Stock or Outstanding Company Voting Securities or any such acquisition results in any other Person or Group (other than the acquiring Person or Group) Beneficially Owning forty percent (40%) or more of the Outstanding Company Stock or Outstanding Company Voting Securities) shall not constitute a Change in Control unless, following such acquisition, any Person or Group (other than the acquiring Person or Group effecting the acquisition pursuant to the following clauses (A) through (D)) who becomes the Beneficial Owner of forty percent (40%) or more of the Outstanding Company Stock or Outstanding Company Voting Securities as a result of one or more of such acquisitions shall thereafter acquire any additional shares of Company Securities and, following such acquisition, Beneficially Owns forty percent (40%) or more of either the Outstanding Company Stock or Outstanding Company Voting Securities, in which case such acquisition shall constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of the foregoing clause (iii) of this definition; and (y) the acquisition of Beneficial Ownership of shares of Common Stock by the Crusader Parent Entities pursuant to the Contribution Agreement, the corresponding acquisition of Beneficial Ownership of shares of Common Stock by any other Person or Group deemed to Beneficially Own the Common Stock so acquired by the Crusader Parent Entities (any such Person and/or Group, collectively with the Crusader Parent Entities and the Crusader Distributees, the “Crusader Group”) and the acquisition of Beneficial Ownership of shares of Common Stock as a result of the distribution by a Crusader Parent Entity to Crusader Distributees of

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shares of Common Stock acquired pursuant to the Contribution Agreement or directly from the Company prior to the date of the Contribution Agreement shall not constitute a Change of Control, provided that if, (1) for so long as the shares of Common Stock Beneficially Owned by any member of the Crusader Group equals or exceeds forty percent (40%) of the Outstanding Company Stock or the Outstanding Company Voting Securities, such member of the Crusader Group shall obtain Beneficial Ownership of shares of Common Stock (other than as a result of any acquisition described in the foregoing clauses (A) through (D) of this paragraph or pursuant to an award issued under any equity based compensation plan of the Company, including without limitation the 2008 LTIP) representing one percent (1%) or more of the Outstanding Company Stock or Outstanding Company Voting Securities or (2) at any time after such member of the Crusader Group shall cease to Beneficially Own forty percent (40%) or more of the Outstanding Company Stock and Outstanding Company Voting Securities, such member of the Crusader Group shall obtain Beneficial Ownership of shares of Stock (other than as a result of any acquisition described in the foregoing clauses (A) through (D) of this paragraph or pursuant to an award issued under any equity based compensation plan of the Company, including without limitation the 2008 LTIP) representing forty percent (40%) or more of either the Outstanding Company Stock or Outstanding Company Voting Securities, then in the case of either (1) or (2) a Change of Control shall be deemed to occur.

(e)           “Compensation Committee” means the Compensation Committee of the Board.

(f)           “Contribution Agreement” means the Contribution Agreement among the Company and David D. Le Norman, Knight Energy Management Holding Company, LLC, Knight Energy Group II Holding Company, LLC, Knight Energy Group I Holding Co., LLC, Crusader Energy Group Holding Co., LLC, Hawk Energy Fund I Holding Company, LLC., RCH Energy Opportunity Fund I, L.P., Knight Energy Group, LLC, Knight Energy Group II, LLC, Knight Energy Management, LLC, Hawk Energy Fund I, LLC, RCH Upland Acquisition, LLC, Crusader Management Corporation and Crusader Energy Group, LLC dated as of December ___, 2007.

(g)           “Disability” means Raymond’s inability to perform, with or without reasonable accommodations, the essential functions of Raymond’s position hereunder for a period of 180 consecutive days due to mental or physical incapacity, as determined by mutual agreement of a physician selected by the Company or its insurers and a physician selected by Raymond; provided, however, that if the opinion of the Company’s physician and Raymond’s physician conflict, the Company’s physician and Raymond’s physician shall together agree upon a third physician, whose opinion shall be binding. The foregoing definition of “Disability” is not intended to and shall not affect the definition of “disability” or

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any similar term in any insurance policy the Company or any of its Subsidiaries may provide.

(h)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(i)           “Good Reason” means, subject to the terms and provisions of this Agreement, the occurrence of one or more of the following events:

(i)           any removal of Raymond from the office of Chairman of the Board of the Company except, in any such case, in connection with the termination of Raymond’s retention hereunder by the Company for Disability or for Cause or by Raymond other than for Good Reason;

(ii)          any termination or material reduction of a material benefit under any Investment Plan or Welfare Plan in which Raymond participates unless (A) there is substituted a comparable benefit that is economically substantially equivalent to the terminated or reduced benefit prior to such termination or reduction or (B) benefits under such Investment Plan or Welfare Plan are terminated or reduced with respect to all Raymond’s previously granted benefits thereunder;

(iii)         any reduction in Raymond’s Annual Base Salary;

(iv)         any failure by the Company to comply with any of the provisions of Section 3(b);

(v)          without limiting the generality of the foregoing, any material breach by the Company of this Agreement other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Raymond; or

(vi)         a Change in Control,

(j)           “Person” means any individual, partnership, limited liability partnership, joint venture, corporation, limited liability company, trust, association, or other entity or organization.

(k)           “Pro Rata Bonus” means the amount equal to the product of (i) the amount of the Annual Bonus (as defined in Section 3(b)(ii)), if any, to which Raymond would have been entitled for the calendar year in which Raymond’s Date of Termination occurs if Raymond was not terminated during such calendar year, multiplied by (ii) a fraction, the numerator of which is the number of days that have elapsed since the beginning of such calendar year through (but not including) Raymond’s Date of Termination, and the denominator of which is the

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total number of days in such calendar year. The amount, if any, of the Annual Bonus to which Raymond would have been entitled for the calendar year in which the Date of Termination occurs shall be determined by the Compensation Committee in its sole reasonable discretion; provided, however, that for purposes of determining the amount of the Pro Rata Bonus in connection with a termination of Raymond’s retention upon a Change of Control, Raymond shall be deemed to have been entitled to an Annual Bonus of not less than the amount of the last Annual Bonus awarded to Raymond prior to such Change in Control, and provided further however that any determination by the Compensation Committee as to satisfaction of a performance standard shall be made in the same manner as such determination is made for the other similarly-situation executives of the Company.

(l)           “Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

(m)         “Voting Securities” means any securities that vote generally in the election of directors, in the admission of general partners, or in the selection of any other similar governing body.

(n)           “Without Cause” means a termination by the Company of Raymond’s retention hereunder during the Term at the Company’s sole discretion for any reason other than a termination based upon Cause, death or Disability; provided that, “without Cause” does not include termination of this Agreement and Raymond’s retention pursuant to Section 2.

2.           Term Non-Renewal of Term. Subject to the terms and provisions of this Agreement, the Company hereby agrees to retain Raymond, and Raymond hereby agrees to be retained by the Company, for the period (the “Term”) commencing on the Effective Date and, unless Raymond is sooner terminated in accordance with the terms hereof, expiring at 5:00 p.m., Oklahoma City, Oklahoma time, on December 31, 2011; provided, however, that on January 1, 2009, and on each January 1 occurring thereafter, the Term shall automatically (without any action by either party) be extended for one additional calendar year unless, at least 30 days prior to each such January 1, the Company or Raymond shall have given written notice (a “Non-Renewal Notice”) that it or Raymond, as applicable, does not wish to extend this Agreement (a “Non-Renewal”). Either party may elect not to renew this Agreement. The term “Term,” as utilized in this Agreement, shall refer to the Term as so automatically extended. The Term shall expire as a result of any Non-Renewal at 5:00 p.m., Oklahoma City, Oklahoma time, on the last day of the Term during which a Non-Renewal Notice is given, and the retention of Raymond shall terminate at that time.

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3.           Terms.

(a)           Position and Duties.

(i)           During the Term, Raymond shall serve as Chairman of the Board of the Company. In so doing, Raymond shall have such powers and duties as may be assigned from time to time by the Board, so long as such powers and duties are reasonable and customary for a non-executive chairman of the board of an enterprise comparable to the Company.

(ii)          During the Term, and excluding any periods of vacation and sick leave to which Raymond is entitled, Raymond agrees to (a) use Raymond’s reasonable efforts to perform diligently, faithfully, effectively and efficiently his responsibilities, and (b) use Raymond’s reasonable efforts to promote the interests of the Company.

(iii)         Raymond shall not be an employee of the Company, and may engage in any other business endeavors during the Term, including those which compete with the Company; provided, however, that the foregoing shall not be deemed to modify or limit Raymond’s covenants, agreements and obligations under Section 3(a)(ii), Section 8 or Section 9. Raymond is an independent contractor with respect to the services he provides to the Company.

(b)           Compensation.

(i)           Annual Base Salary. During the Term, Raymond shall receive an annual base salary (“Annual Base Salary”), which shall be paid bi-weekly in accordance with the customary payroll practices for executives of the Company, in the initial amount of $100,000 per year. At least annually (by no later than January 31 of each year) during the Term, the Compensation Committee shall review the Annual Base Salary of Raymond and may increase (but not decrease) the Annual Base Salary by such amount as the Compensation Committee shall deem appropriate. The term “Annual Base Salary” as used in this Agreement shall refer to the Annual Base Salary as it may be so increased.

(ii)           Annual Bonus. During the Term, Raymond shall be eligible to receive an annual bonus, in addition to the Annual Base Salary, (each, an “Annual Bonus”), in such amounts and subject to such requirements as shall be determined by the Compensation Committee.

(iii)         Option. The Employee shall be entitled to exercise the option to purchase shares of common stock, par value $0.01 per share of the Company issued to Employee pursuant to Section 6(i) of the Company’s 2008 Long Term Incentive Plan (the “Option”). The Option may be exercised only in the time and manner described in the Option.

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(iv)         Incentive, Savings, Stock Option and Retirement Plans. During the Term, Raymond shall be entitled to participate in all incentive, savings, stock option, equity-based, profit sharing and retirement plans, practices, policies and programs applicable generally to directors of the Company (“Investment Plans”), subject to all of the terms and conditions of such Investment Plans.

(v)          Welfare Benefit Plans. During the Term, Raymond and Raymond’s family shall be eligible for participation in and shall receive all benefits under the welfare benefit plans, practices, policies and programs (“Welfare Plans”) provided by the Company (including, without limitation, medical, prescription, dental, short-term and long-term disability, salary continuance, executive life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other directors of the Company, subject to all of the terms and conditions of such Welfare Plans.

(vi)         Expenses. During the Term, Raymond shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by Raymond in the performance of Raymond’s duties in accordance with the Company’s policies, practices and procedures.

(vii)        Pro-ration. Any payments or benefits payable to Raymond hereunder in respect of any calendar year during which Raymond is employed by the Company for less than the entire year, unless otherwise provided in the applicable plan or arrangement, shall be pro-rated in accordance with the number of days in such calendar year during which Raymond is so employed.

4.           Termination.

(a)           Death. Raymond’s retention hereunder shall terminate automatically upon Raymond’s death during the Term.

(b)           Disability. If the Disability of Raymond has occurred during the Term, the Company may give to Raymond a written Notice of Termination (as defined in Section 6(a)) in accordance with Section 6(a) of its intention to terminate Raymond’s retention hereunder. In such event, Raymond’s retention by the Company shall terminate effective on the 30th day after receipt of such notice by Raymond (the “Disability Effective Date”) provided that, within 30 days after receipt of the Notice of Termination, Raymond shall not have returned to perform, with or without reasonable accommodations, the essential functions of Raymond’s position. During any period of Raymond’s Disability, the Company may assign Raymond’s duties to any other director on an interim basis and any such action shall not be deemed “Good Reason” for Raymond to terminate this Agreement pursuant to Section 4(d)(i) so long as Raymond continues to receive the compensation and benefits under Section 3 during such period.

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(c)           Termination by Company. Subject to Section 6(d), the Company may terminate Raymond’s retention at any time during the Term for Cause or without Cause.

(d)           Resignation by Raymond. At Raymond’s option, Raymond may terminate Raymond’s retention hereunder (i) subject to Section 6(c), for Good Reason or (ii) without Good Reason.

(e)           Agreement Not to Terminate. Notwithstanding any provision to the contrary contained in this Agreement, the Company agrees that it shall not have the right to terminate Raymond other than for Cause, for a period of time commencing on the Effective Date and ending at 5:00 p.m., Oklahoma City, Oklahoma time, on the 180th day following the Effective Date.

5.           Compensation Upon Termination. Raymond shall be entitled to the following compensation from the Company upon the termination of Raymond’s retention by the Company during the Term. The compensation provided for in this Section 5 shall be in lieu of any other severance pay to which Raymond might otherwise be entitled (whether contractual or under a severance plan, the WARN Act, any other applicable law, or otherwise) and shall be conditioned on the execution and delivery of a Release (as defined in Section 6(f).) signed by Raymond or Raymond’s legal representative pursuant to Section 6(f). The timing of payments pursuant to this Section 5 shall also be subject to the requirements of Section 6(g) and Section 409A of the Code:

(a)           Death or Disability. If Raymond’s retention by the Company is terminated by reason of Raymond’s death or Disability, the Company shall pay to Raymond or Raymond’s legal representatives:

(i)           within 30 days after Raymond’s Date of Termination as defined in Section 6(b), a lump sum in cash equal to the sum of Raymond’s Annual Base Salary through the Date of Termination to the extent not previously paid and any compensation previously deferred by Raymond (together with any accrued interest or earnings thereon) (the “Accrued Obligations”);

(ii)          the amount of any Annual Bonus to which Raymond was entitled for the calendar year ending prior to the Date of Termination to the extent not previously paid and the amount of any Pro Rata Bonus, each of which amounts shall be paid no later than the later of 30 days after the Date of Termination or 10 business days after the date on which the Company has available to it the information reasonably required to determine the amount to be paid;

(iii)         any amounts arising from Raymond’s participation in, or benefits under, any Investment Plan (the “Accrued Investments”), which amounts

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shall be paid in accordance with the terms and conditions of such Investment Plan; and

(iv)         any amounts to which Raymond or Raymond’s spouse, beneficiaries or estate are entitled from Raymond’s participation in, or benefits under, any Welfare Plan (“Accrued Welfare Benefits”), which amounts shall be paid in accordance with the terms and conditions of such Welfare Plan.

Except as described in this Section 5(a), in the event of Raymond’s termination by reason of Raymond’s death or Disability, Raymond and Raymond’s legal representatives, as applicable, shall forfeit all rights to any other compensation.

(b)           For Cause; Resignation by Raymond Without Good Reason; Non-Renewal Election by Raymond. If the Company shall terminate the retention of Raymond hereunder for Cause, or if Raymond resigns without Good Reason, or if Raymond’s retention by the Company is terminated due to a Non-Renewal election by Raymond, the Company shall have no further obligations to Raymond other than the obligation for payment of:

(i)           the Accrued Obligations, which shall be payable within 30 days after Raymond’s Date of Termination;

(ii)          the amount of any Annual Bonus to which Raymond was entitled for the calendar year ending prior to the Date of Termination to the extent not previously paid, which amount shall be paid no later than the later of 30 days after the Date of Termination;

(iii)         the Accrued Investments, which amounts shall be paid in accordance with the terms and conditions of the Investment Plans; and

(iv)         the Accrued Welfare Benefits, which amounts shall be paid in accordance with the terms and conditions of the Welfare Plans.

Except as described in this Section 5(b), in the event of Raymond’s termination by the Company for Cause or by Raymond without Good Reason or due to a Non-Renewal election by Raymond, Raymond shall forfeit all rights to any other compensation.

(c)           Without Cause; Resignation by Raymond for Good Reason; Non-Renewal Election by the Company. If the Company terminates the retention of Raymond hereunder without Cause (other than by reason of Raymond’s death or Disability or a Non-Renewal by Raymond) or Raymond resigns for Good Reason or the retention of Raymond hereunder is terminated due to a Non-Renewal election by the Company, then the Company shall pay or provide Raymond:

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(i)           within 30 days after Raymond’s Date of Termination, a lump sum in cash equal to the aggregate of the Accrued Obligations;

(ii)          the amount of any Annual Bonus to which Raymond was entitled for the calendar year ending prior to the Date of Termination to the extent not previously paid and any Pro Rata Bonus, each of which amounts shall be paid no later than the later of 30 days after the Date of Termination or 10 business days after the date on which the Company has available to it the information reasonably required to determine the amount to be paid;

(iii)         the Accrued Investments, which amounts shall be paid in accordance with the terms and conditions of the Investment Plans;

(iv)         the Accrued Welfare Benefits, which amounts shall be paid in accordance with the terms and conditions of the Welfare Plans;

(v)          a lump-sum payment within 30 days of the Date of Termination equal to the greater of (A) the undiscounted amount of Annual Base Salary Raymond would have received for the rest of the Term based upon the highest Annual Base Salary to which Raymond was entitled during the 24-month period ending on the Date of Termination or (B) two years of the highest Annual Base Salary to which Raymond was entitled during the 24-month period ending on the Date of Termination; and

(vi)         if Raymond is entitled on the Date of Termination to coverage under the medical, prescription, and dental portions of the Welfare Plans, continuation at the Company’s sole cost and expense of such coverage for Raymond and Raymond’s dependents for a period ending on the later to occur of (A) the second anniversary of the Date of Termination or (B) the end of the full Term. Notwithstanding any provision of the foregoing to the contrary, the continued coverage provided pursuant to this Section 5(c)(vi) will count towards the depletion of any continued health care coverage rights that Raymond and Raymond’s dependents may have pursuant to COBRA, and Raymond’s or Raymond’s dependents’ rights to continued health care coverage pursuant to this Section 5(c)(vi) shall terminate at the time Raymond or Raymond’s dependents become covered, as described in COBRA, under another group health plan that does not limit coverage with respect to any preexisting conditions of Raymond or Raymond’s dependents, and shall also terminate as of the date the Company ceases to provide coverage to its senior executives generally under any such Welfare Plan.

The parties hereto acknowledge that in the event Raymond’s retention is terminated in connection with a Change in Control, the consideration payable to Raymond under Section 5(c)(v) hereof is related to the additional efforts and services that will have been required of the Raymond in connection with such

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Change in Control transaction and to Raymond’s obligations under Sections 7, 8 and 9 of this Agreement.

Except as described in this Section 5(c), in the event of Raymond’s termination by the Company without Cause or by Raymond for Good Reason or due to a Non-Renewal election by the Company, Raymond shall forfeit all rights to any other compensation.

6.           Other Provisions Relating to Termination.

(a)           Notice of Termination. Any termination by the Company for Cause or without Cause or by reason of Raymond’s Disability, or by Raymond’s resignation for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon and (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Raymond under the provision so indicated. The failure by the Company or Raymond to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or Raymond hereunder or preclude the Company or Raymond from asserting such fact or circumstance in enforcing the Company’s or Raymond’s rights hereunder.

(b)           Date of Termination. “Date of Termination” means (i) if Raymond is terminated by reason of Raymond’s death, the date of Raymond’s death; (ii) if Raymond is terminated by reason of Raymond’s Disability, the Disability Effective Date (provided that Raymond shall not have returned to perform, with or without reasonable accommodation, the essential functions of Raymond’s position during the 30-day period provided for in Section 4(b)); (iii) if Raymond is terminated by the Company without Cause or by Raymond for Good Reason or without Good Reason; then, subject to Section 6(c), the date specified in the Notice of Termination (which date shall be a date between the date that the Notice of Termination is given and 30 days thereafter (inclusive)); (iv) if Raymond is terminated by the Company for Cause then, subject to Section 6(d), the date on which the Notice of Termination is given; and (v) if Raymond is terminated due to a Non-Renewal election by Raymond or the Company, the date on which the Term expires.

(c)           Good Reason. Upon Raymond’s learning of the occurrence of any event described in the definition of Good Reason in Section 1(j), Raymond may resign his responsibilities hereunder for Good Reason within 60 days thereafter by giving a Notice of Termination to the Company to that effect and describing in reasonable detail the facts or circumstances giving rise to Raymond’s right to terminate his responsibilities for Good Reason. Notwithstanding the foregoing,

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the right of Raymond to terminate for Good Reason under Section 4(d)(i) shall not limit the Company’s right to terminate Raymond for Cause under Section 4(c) if Cause is determined to exist prior to the time Good Reason is determined to exist.

(d)           Cause. Upon the Company learning of the occurrence of any event described in Section 1(c), the Company may terminate Raymond’s retention hereunder for Cause within 60 days thereafter by giving Raymond a Notice of Termination to that effect and describing in reasonable detail the facts or circumstances giving rise to the Company’s right to terminate for Cause. Notwithstanding the foregoing, the right of the Company to terminate Raymond’s retention for Cause under Section 4(c) shall not limit Raymond’s right to resign for Good Reason under Section 4(d)(i) if Good Reason is determined to exist prior to the time Cause is determined to exist.

(e)           Full Settlement; Mitigation. In no event shall Raymond be obligated to seek other similar positions or take any other action by way of mitigation of the amounts payable to Raymond under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Raymond obtains another similar position. The Company shall not be liable to Raymond for any damages for breach of this Agreement in addition to the amounts payable under Section 5 arising out of the termination of Raymond hereunder prior to the end of the Term. The Company shall be entitled to seek damages from Raymond for any breach of Section 8 by Raymond.

(f)           Release and Other Agreements. Notwithstanding any other provision in this Agreement to the contrary, in consideration for receiving the severance benefits described in Sections 5(c)(v) and 5(c)(vi), Raymond hereby agrees to execute (and not revoke) a release within 60 days of the Date of Termination in substantially the form attached hereto as Exhibit A (the “Release”). If Raymond fails to properly execute and deliver the Release (or revokes the Release), Raymond agrees that Raymond shall not be entitled to receive such severance benefits.

(g)           409A Compliance. To the extent required by section 409A of the Code, if on Raymond’s Date of Termination he is a “specified executive” within the meaning of section 409A of the Code, any amounts that are payable to Raymond by reason of his termination pursuant to Section 5 and that are not excluded from application of Section 409A of the Code by reason of the “short term deferral” exception to Section 409A of the Code will be delayed for a period of six months following the Date of Termination. Any payments that would have been paid to Raymond pursuant during such six-month period and that are delayed pursuant to this Section 6(g) shall be paid to him in the form of a lump sum payment at the end of the six-month period.

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7.           Disclosure of, Access to and Entrustment of Confidential Information, Business Opportunities and Business Goodwill. During the Term, the Company shall disclose to Raymond, or place Raymond in a position to have access to or develop, Confidential Information (as defined in Section 8(a)(i)), and/or shall entrust Raymond with business opportunities of the Company, and/or shall place Raymond in a position to develop business goodwill on behalf of the Company. There is a need and desire on the part of the Company and Raymond to specify the parties’ rights and obligations with respect to the ownership and protection of such Confidential Information, business opportunities and goodwill. Accordingly, as a material inducement to the Company to enter into this Agreement, in consideration for the compensation and other benefits payable hereunder to Raymond, to protect the Company’s Confidential Information that has been and will be in the future disclosed or entrusted to Raymond (the disclosure of which by Raymond in violation of this Agreement would adversely affect the business goodwill of the Company), the business goodwill of the Company that has been and will in the future be developed in Raymond and the business opportunities that have been and will in the future be disclosed or entrusted to Raymond by the Company; and for other good and valuable consideration, Raymond agrees to comply with, and be bound by, Section 8 and Section 9. As used in this Section 7 and in Sections 8 and 9, “Company” shall include the Company and any of its Subsidiaries.

8.           Confidential Information; Ownership of Property.

(a)           Obligations to Maintain Confidentiality.

(i)           Raymond acknowledges that the Company has trade, business and financial secrets and other confidential and proprietary information regarding the Company and its business, in whatever form, tangible or intangible (collectively, the “Confidential Information”), and that, during the course of Raymond’s retention by the Company, Raymond has received, shall receive or be placed in a position to have access to or develop Confidential Information. Raymond further acknowledges and agrees that Raymond’s use of Confidential Information in the conduct of business on behalf of a competitor of the Company would constitute unfair competition with the Company and would adversely affect the business goodwill of the Company. Confidential Information includes sales materials, technical information, processes and compilations of information, records, specifications and information concerning customers, prospective customers, customer and prospective customer lists, and information regarding methods of doing business, As defined herein, Confidential Information shall not include information that is or was (i) obtained by Raymond from a source other than the Company or its Affiliates, which source is not under a duty of nondisclosure in regard to such information or (ii) becomes generally available to the public other than through disclosure by Raymond in violation of the provisions of this Agreement.

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(ii)          Raymond is aware of those policies implemented by the Company to keep its Confidential Information secret, including those policies limiting the disclosure of information on a need-to-know basis and requiring the keeping of information in secure areas. Raymond acknowledges that the Confidential Information has been or will be developed or acquired by the Company through the expenditure of substantial time, effort and money and provides or will provide the Company with an advantage over competitors who do not know or use such Confidential Information.

(iii)         During and following Raymond’s retention by the Company, Raymond shall hold in confidence and not directly or indirectly disclose, use (for Raymond’s commercial advantage or otherwise), copy, make lists of, or make available to others any Confidential Information except in Raymond’s good faith performance of Raymond’s duties to the Company or to the extent authorized in writing by the Board or required by law or compelled by legal process. Raymond agrees to use reasonable efforts to give the Company notice of any and all attempts to compel disclosure of any Confidential Information. Raymond further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company.

(iv)         Raymond agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company, in whatever form, tangible or intangible (including all copies thereof), that Raymond shall prepare, or use, or be provided with as a result of Raymond’s retention by the Company, shall be and remain the sole property of the Company. Upon termination of Raymond’s retention hereunder, Raymond agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Raymond’s possession, custody or control, whether prepared by Raymond or others, shall remain with or be returned to the Company promptly after the Date of Termination. The materials required to be returned pursuant to this Section 8(a)(iv) shall not include personal correspondence or other personal property of Raymond that does not relate to the Company or the business of the Company.

(b)           Ownership of Work Product. Raymond acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s or its Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to,

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made, or reduced to practice by Raymond (either solely or jointly with others) while retained by the Company (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company or its Affiliates, as applicable, and Raymond hereby assigns, and agrees to assign, all of the above Work Product to the Company or its Affiliates, as applicable.

9.           Non-Solicitation and Related Matters.

(a)           Raymond agrees that during the Term and for a period commencing upon the termination of Raymond’s retention hereunder and ending upon the first anniversary thereof, unless otherwise extended pursuant to the terms of this Section 9, Raymond will not solicit, directly or indirectly, in the capacity of employee, consultant, or in any other capacity whatsoever, one or more of the employees, directors, officer or other persons who, at the time of solicitation, or in the 180-day period prior thereto, are working full-time or part time for the Company and will not endeavor, directly or indirectly in any manner whatsoever, to encourage any of such person to leave his or her job with the Company and will not endeavor, directly or indirectly in any manner whatsoever, to incite or induce any client or customer of the Company to terminate, in whole or in part, its business relations with the Company except to the extent the solicitation is made through a public advertisement in a newspaper, trade journal or similar public medium. Notwithstanding the foregoing provisions of this Section 9(a), however, Employee shall have no further obligations under this Section 9(a) in the event of a termination of Employee’s employment by the Company without Cause or in the event of Employee’s resignation for Good Reason or if the Employee’s employment is terminated as a result of the Company’s Non-Renewal election or if there is Change in Control.

(b)           The representations and covenants contained in this Section 9 on the part of Raymond will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Raymond against the Company or any officer, director, or shareholder of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Raymond contained in this Section 9. In addition, the provisions of this Section 9 shall continue to be binding upon Raymond in accordance with their terms, notwithstanding the termination of Raymond’s employment hereunder for any reason.

(c)           If Raymond violates any covenant contained in this Section 9 and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenant of Raymond contained in the Section 9 shall be deemed to have the duration as specified above, which period shall commence upon the later of (i) the

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termination of Raymond’s employment hereunder and (ii) the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenant of Raymond in this Section 9.

10.           Successors; Binding Agreement.

(a)           This Agreement is personal to Raymond and shall not be assignable by Raymond otherwise than by will or the by laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Raymond’s personal and legal representatives, executors, administrators, heirs, distributes, devisees and legatees.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, sale of assets or otherwise) to all or substantially all of the business and/or assets of the Company, by a written agreement in form and substance reasonably satisfactory to Raymond, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Raymond to compensation from the Company in the same amount and on the same terms as Raymond would be entitled to pursuant to Section 5 if Raymond terminated for Good Reason after the occurrence of a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement and after any such succession, “Company” shall mean the Company as hereinbefore defined and any successor and/or assigns as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11.           Miscellaneous.

(a)           Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, subsections or clauses are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “of’ are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means

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“any and all”, and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(b)           Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Raymond	If to the Company

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)           Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(d)           Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           No Waiver. Except as expressly set forth in this Agreement, no waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(f)           Equitable and Other Relief. Raymond acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 8 by Raymond and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at

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law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Section 8 by Raymond. If the Company files a pleading with a court seeking immediate injunctive relief and this pleading is challenged by Raymond and injunctive relief sought is not awarded, the Company shall pay all of Raymond’s costs and attorneys’ fees. The parties consent to the exclusive jurisdiction of competent state courts or federal courts in the State of Nevada for all litigation which may be brought with respect to the terms of; and the transactions and relationships contemplated by, this Agreement. The parties further consent to the non-exclusive jurisdiction of any state court located within a district which encompasses assets of a party against which a judgment has been rendered for the enforcement of such judgment or award against the assets of such party.

(g)           Entire Agreement. The provisions of this Agreement constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, representations and understandings of the parties, which are hereby terminated. Raymond and the Company acknowledge and represent that there are no other promises, terms, conditions or representations (or written) regarding any matter relevant hereto.

(h)           Attorney Fees. The prevailing party in any dispute or controversy under or in connection with this Agreement shall be entitled to reimbursement from the non-prevailing party for all costs and reasonable legal fees incurred by such prevailing party.

(i)           Survival. Sections 1 and 4 through 11 of this Agreement shall survive the termination of this Agreement.

(j)           Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS OF NEVADA OR ANY OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

(k)          Amendments. This Agreement may not be amended or modified at any time except by a written instrument approved by the Board and executed by the Company and Raymond.

(l)           Raymond Acknowledgement. Raymond acknowledges that Raymond has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representatives or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Raymond’s own judgment.

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(m)         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any counterpart of this Agreement that has attached to it separate signature pages which together contain the signature of all parties hereto shall for all purposes be deemed a fully executed original. Facsimile signatures shall constitute original signatures.

[SIGNATURE PAGE FOLLOWS]

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COMPANY:

WESTSIDE ENERGY CORPORATION

By:

EMPLOYEE:

Robert J. Raymond

SIGNATURE PAGE TO SERVICES AGREEMENT

EXHIBIT A

Form of Release